Exhibit 16.1

August 15, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements in Item 4.01 of the Form 8-K filed by Digital World Acquisition Corp. (the “Company”) on August 1, 2023, and have the following comments:

As an initial matter, we would like to clarify that our resignation as the Company’s independent auditor was primarily in response to concerns regarding the Company’s management and governance structure following its July 20, 2023 settled order with the Commission. As described in detail below, although not the primary basis for our resignation, we disagree with certain of the Company’s statements in Item 4.01 of the Company’s August 1, 2023 Form 8-K.

First, as the Company acknowledged in an April 25, 2023 management representation letter submitted to us in connection with Marcum’s audit of the Company’s financial statements for the year ended December 31, 2022, the Company is “responsible for the fair presentation in the financial statements of the balance sheet, and the related statements of operations, changes in stockholders’ deficit and cash flows in conformity with GAAP.” Accordingly, we disagree with the Company’s statement in the second bullet under the fourth paragraph of Item 4.01 of the Form 8-K that “had Marcum adhered to the requisite audit procedures, they should have identified the unintentionally omitted invoices during what would typically be standard inquiries with the Company’s service providers.” It is the Company’s responsibility to ensure that it has properly accrued for its expenses with respect to all vendors as of year-end and to ensure that it has adequate internal controls to prevent or detect such omissions. To that end, the Company’s management represented to Marcum in its April 25, 2023 management representation letter that “there [were] no material transactions that [had] not been properly recorded in the accounting records underlying the financial statements.” This statement was incorrect because the Company had not properly accrued for the invoices in question.

Second, we also disagree with the Company’s statement in the second bullet under the fourth paragraph of Item 4.01 of the Form 8-K that “consistent with prior audit periods, Marcum should have been aware that the Company maintains minutes of its Board of Directors meetings” insofar as this statement suggests that Marcum should have been aware that the Company did not provide Marcum with minutes or summaries of certain of its relevant Board of Directors meetings prior to the filing of its Form 10-K on April 26, 2023. The Company’s management represented to Marcum in its April 25, 2023 management representation letter that it had made available to Marcum “minutes of the meetings of stockholders, directors and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared. The last such meeting was held on April 16, 2023.” This representation was inaccurate because the Company did not provide Marcum with minutes or summaries of certain board meetings that had occurred after December 31, 2022.

Marcum LLP / 601 Route 73 North / Suite 400 / Marlton, NJ 08053 / Phone 856.830.1600 / marcumllp.com

Securities and Exchange Commission

August 15, 2023

We agree with the statements in the following sections of Item 4.01 of the Form 8-K:

•	The entire first, second, and third paragraphs;

•	The first sentence of the fourth paragraph and the entire first bullet thereunder;

•	The first five sentences of the second bullet under the fourth paragraph;

•

The statements in the second bullet under the fourth paragraph that “[t]he Company provided Marcum with these updated control procedures and protocols, as well as fulfilled certain other requests for information. This included publicly available information in connection with a previously announced settlement with the Securities and Exchange Commission (the ‘SEC’).”;

•

The statement in the second bullet under the fourth paragraph that “Marcum, without any notice, sent a resignation letter without providing further details regarding the reasons for the resignation or any additional clarifications.”;

•	The statement in the second bullet under the fourth paragraph that “on June 21, 2023, Marcum settled an enforcement action with the SEC”;

•

The statement in the second bullet under the fourth paragraph that “[a]s of July 27, 2023, Marcum had not completed its audit procedures or issued any reports on the Company’s restated 2022 Financial Statements.”;

•	The fifth paragraph; and

•	The first three sentences of the seventh paragraph.

We are not in a position to agree or disagree with any other statements made by the Company in Item 4.01 of the Form 8-K.

Very truly yours,

Marcum LLP